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                                                                    EXHIBIT 11.2


                            SOFTWARE SPECTRUM, INC.
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                                                         Year Ended       Month Ended
                                                          April 30,        April 30,            Year Ended March 31,
                                                       --------------   --------------     ------------------------------
                                                            1997             1996             1996                1995
                                                       --------------   --------------     ----------          ----------
 Net income (loss)                                     $     (845,000)  $     (495,000)    $7,366,000          $8,788,000
                                                       ==============   ==============     ==========          ==========
 Shares as adjusted:
 Average number of shares outstanding                       4,314,410        4,263,116      4,196,173           4,168,829

 Incremental shares from outstanding stock options
 as determined under the treasury stock method
 using the higher of ending or average market price                 *                *         63,526              47,885

 Shares as adjusted                                         4,314,410        4,263,116      4,259,699           4,216,714
                                                       ==============   ==============     ==========          ==========
 Fully diluted earnings (loss) per share               $         (.20)  $         (.12)    $     1.73          $     2.08
                                                       ==============   ==============     ==========          ==========



*No incremental shares from outstanding stock options are included because such inclusion would be anti-dilutive.